Exhibit 23.6

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

As independent petroleum engineers, we hereby consent to the references to our firm, in the context in which they appear, and to the references to, and the inclusion of, our reserve reports and oil, natural gas and NGL reserves estimates and forecasts of economics as of December 31, 2019 and December 31, 2020, included in or made part of this Registration Statement on Form S-1 of Desert Peak Minerals Inc., including any amendments thereto (the “Registration Statement”). We also hereby consent to the references to our firm contained in the Registration Statement, including in the prospectus under the heading “Experts.”

CAWLEY, GILLESPIE & ASSOCIATES, INC.
Texas Registered Engineering Firm

/s/ J. Zane Meekins
J. Zane Meekins, P.E.
Executive Vice President

Fort Worth, Texas

October 8, 2021